Exhibit 2.1

Delaware	Page 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE DO HEREBY CERTIFY THAT THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF “CALIBERCOS INC.” FILED IN THIS OFFICE ON THE SEVENTH DAY OF JUNE, A.D. 2018, AT 6:36 O’CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.

/s/ Jeffrey W. Bullock
Jeffrey W. Bullock, Secretary of State

6922115 8100F	Authentication: 202877993
SR# 20185038575	Date: 06-13-18
You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 06:36 PM 06/07/2018
FILED 06:36 PM 06/07/2018
SR 20185038575 - File Number 6922115

STATE OF DELAWARE
CERTIFICATE OF INCORPORATION
OF

CaliberCos Inc.

FIRST:         The name of the corporation shall be CaliberCos Inc. (the “Corporation”).

SECOND:    The address of the Corporation’s registered office in the State of Delaware is 1300 S. Farmview Drive #J-35, Dover, County of Kent, Delaware 19904. The name of its registered agent at such address is Telos Legal Corp.

THIRD:        The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

FOURTH:    A.     The total number of shares of all classes of capital stock, which the Corporation is authorized to issue is one hundred million (100,000,000) shares (the “Authorized Shares”).

B.           The Authorized Shares shall consist of ninety million (90,000,000) shares of common stock (the “Common Stock”), par value $0.001 per share, and ten million (10,000,000) shares of preferred stock (“Preferred Stock”), par value $0.001 per share, including two million five hundred sixty-four thousand one hundred three (2,564,103) shares designated Series A Preferred Stock.

The board of directors of the Corporation is authorized, subject to any limitations prescribed by law, to provide for the issuance of additional shares of Preferred Stock in one or more series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation.

C.           Common Stock.      Subject to the rights of holders of any Preferred Stock having preference as to dividends and except as otherwise provided by this certificate of incorporation or the Delaware General Corporation Law (“DGCL”), the holders of Common Stock shall be entitled to receive dividends when, as and if declared by the board of directors out of assets legally available therefor.

(a)          The holders of the issued and outstanding shares of Common Stock shall be entitled to one vote for each share of Common Stock. No holder of shares of Common Stock shall have the right to cumulate votes.

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(b)          In the event of liquidation, dissolution, or winding up of the affairs of the Corporation, whether voluntary’ or involuntary, subject to the prior rights of holders of Preferred Stock to share ratably in the Corporation’s assets, the Common Stock and any shares of Preferred Stock which are not entitled to any preference in liquidation shall share equally and ratably in the Corporation’s assets available for distribution after giving effect to any liquidation preference of any shares of Preferred Stock. A merger, conversion, exchange or consolidation of the Corporation with or into any other person or sale or transfer of all or any part of the assets of the Corporation (which shall not in fact result in the liquidation of the Corporation and the distribution of assets to stockholders) shall not be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

(c)          The holders of Common Stock shall not have any conversion, redemption, or preemptive rights.

D.           Series A Preferred Stock. The Series A Preferred Stock shall have the specific powers, preferences, rights, relative participating, optional and other special rights, and the qualifications, limitations and restrictions set forth below:

1.         Number; Rank. The Series A Preferred Stock consists of two million five hundred sixty-four thousand one hundred three (2,564,103) shares. Except as otherwise provided herein, the Series A Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding up and dissolution, rank senior to the Common Stock and all classes and series of stock of the Corporation now authorized, issued or outstanding (collectively, “Junior Securities”).

2.          Dividends. The holders of shares of the Series A Preferred Stock (each, a “Holder” and collectively, the “Holders”) shall be entitled to receive, when and if declared by the board of directors, out of the assets of the Corporation legally available therefore, dividends at the annual rate of twelve percent (12%) on the stated value thereof. Dividends shall be non-cumulative. No dividends or other distribution shall be paid on any Junior Securities unless and until the aforementioned twelve percent (12%) non-cumulative dividend is paid on each outstanding share of Series A Preferred Stock.

3.          Liquidation Preference.

(a)          In the event of any dissolution, liquidation or winding up of the Corporation (a “Liquidation”), whether voluntary or involuntary, the Holders of Series A Preferred Stock shall be entitled to receive out of the assets of the Corporation, before any payment or distribution shall be made in respect of any Junior Securities, cash in an amount equal to $2.25 (the “Stated Value”) for each one (1) share of Series A Preferred Stock (as adjusted for stock splits, combinations, reorganizations and the like) plus an amount equal to all declared and accrued but unpaid dividends thereon to the date of such payment. If upon the Liquidation, the assets to be distributed among the holders of the Series A Preferred Stock are insufficient to permit the payment to such holders of the full liquidation preference for their shares, then the entire assets of the Corporation legally available for distribution shall be distributed pro rata among the holders of the Series A Preferred Stock.

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(b)          A sale of all or substantially all of the Corporation’s assets or an acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, a reorganization, consolidated or merger) that results in the transfer of fifty percent (50%) or more of the outstanding voting power of the Corporation (a “Change in Control Event”), shall be deemed to be a Liquidation.

(c)          If upon any Liquidation, whether voluntary or involuntary, payment shall have been made to the Holders of Series A Preferred Stock of the full preferential amount to which they shall be entitled pursuant to Section 3(a) hereof, the entire remaining assets, if any, of the Corporation available for distribution to stockholders shall be distributed to the holders of Common Stock pro  rata.

(d)          The Corporation shall give each Holder of Series A Preferred Stock written notice of any Liquidation not later than thirty (30) days prior to any meeting of stockholders to approve such Liquidation or, if no meeting is to be held, not later than forty-five (45) days prior to the date of such Liquidation.

4.           Optional Conversion of Series A Preferred Stock. The Holders of Series A Preferred Stock shall have conversion rights as follows:

(a)          At any time prior to a redemption of the Series A Preferred Stock by the Corporation as provided for in Section 6 or a mandatory conversion of the Series A Preferred Stock as provided for in Section 5, at the option of a Holder, the issued and outstanding Series A Preferred Stock shall be convertible at any time and without the payment of additional consideration by the Holders thereof into shares of Common Stock on the Optional Conversion Date (as hereinafter defined) at a conversion rate of one and one-quarter (1 1/4) shares of Common Stock subject to adjustment as provided in Section 4 hereof, for every one (1) share of Series A Convertible Preferred Stock at the Stated Value (also as adjusted for stock splits, combinations, reorganizations and the like that affect the Stated Value) (the “Conversion Rate”).

(b)          To effect the optional conversion of shares of Series A Preferred Stock in accordance with Section 4(a) hereof, the Holder of record shall make a written demand for such conversion (a “Conversion Demand”) upon the Corporation at its principal executive offices setting forth therein (i) the number of shares of conversion, (ii) the certificate or certificates representing such shares, and (iii) the proposed date of such conversion, which shall be a business day not less than fifteen (15) days nor more than thirty (30) days after the date of such Conversion Demand (the “Optional Conversion Date”). Within five (5) days of receipt of the Conversion Demand, the Corporation shall give written notice (a “Conversion Notice”) to the demanding Holder setting forth therein (i) the address of the place or places at which the certificate or certificates representing any shares not yet tendered are to be converted are to be surrendered; and (ii) whether the certificate or certificates to be surrendered are required to be endorsed for transfer or accompanied by a duly executed stock power or other appropriate instrument of assignment and, if so, the form of such endorsement or power or other instrument of assignment. The Conversion Notice shall be sent by first class mail, postage prepaid, to such Holder at such Holder’s address as may be set forth in the Conversion Demand or, if not set forth therein, as it appears on the records of the stock transfer agent for the Series A Preferred Stock, if any, or, if none, of the Corporation. On or before the Optional Conversion Date, each Holder of the Series A Preferred Stock so to be converted shall surrender the certificate or certificates representing such shares, duly endorsed for transfer or accompanied by a duly executed stock power or other instrument of assignment, if the Conversion Notice so provides, to the Corporation at any place set forth in such notice or, if no such place is so set forth, at the principal executive offices of the Corporation. As soon as practicable after the Optional Conversion Date and the surrender of the certificate or certificates representing such shares, the Corporation shall issue and deliver to such Holder, or its nominee, at such Holder’s address as it appears on the records of the stock transfer agent for the Series A Preferred Stock, if any, or, if none, of the Corporation, a certificate or certificates for the number of whole shares of Common Stock issuable upon such conversion in accordance with the provisions hereof.

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(c)          No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series A Preferred Stock. In lieu of any fractional share to which the Holder would be entitled but for the provisions of this Section 4(c) based on the number of shares of Series A Preferred Stock held by such Holder, the Corporation shall issue a number of shares to such Holder rounded up to the nearest whole number of shares of Common Stock. No cash shall be paid to any Holder of Series A Preferred Stock by the Corporation upon conversion of Series A Preferred Stock by such Holder.

(d)          The Corporation shall at all times when any shares of Series A Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued Common Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized by unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(e)          All outstanding shares of Series A Preferred Stock to be converted pursuant to the Conversion Notice shall, on the Optional Conversion Date, be converted into Common Stock for all purposes, notwithstanding the failure of the Holder thereof to surrender any certificate representing such shares on or prior to such date. On and after the Optional Conversion Date, (i) no such share of Series A Preferred Stock to be converted pursuant to the Conversion Notice shall be deemed to be outstanding or be transferable on the books of the Corporation or the stock transfer agent, if any, for the Series A Preferred Stock, and (ii) the Holder of such shares, as such, shall not be entitled to receive any dividends or other distributions, to receive notices or to vote such shares or to exercise or to enjoy any other powers, preferences or rights thereof, other than the right, upon surrender of the certificate or certificates representing such shares, to receive a certificate or certificates for the number of shares of Common Stock into which such shares to be converted pursuant to the Conversion Notice have been converted. On the Optional Conversion Date, all such shares shall be retired and canceled and shall not be reissued.

(f)          In case the Corporation shall (i) effect a reorganization, (ii) undergo a Change in Control Event, or (iii) enter into any plan or arrangement contemplating the dissolution of the Corporation, then, in each such case, as a condition to the consummation of such a transaction, proper and adequate provision shall be made whereby, subject to Section 3(a) hereof, each share of Series A Preferred Stock shall, after such transaction, be convertible into the kind and number of shares of stock or other securities or property of the Corporation or of the corporation resulting from such transaction, or to which assets shall have been sold in such transaction, to which the Holder of shares of Series A Preferred Stock would have been entitled if it had held the Common Stock issuable upon the conversion of such shares of Series A Preferred Stock on the record date, or, if none, immediately prior to such transaction, at the Conversion Rate in effect on such date. The provisions of this Section 4(f) shall similarly apply to successive transactions.

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(g)          If the Corporation shall (i) declare a dividend or other distribution payable in securities, (ii) split its outstanding shares of Common Stock into a larger number, (iii) combine its outstanding shares of Common Stock into a smaller number, or (iv) increase or decrease the number of shares of its capital stock in a reclassification of the Common Stock including any such reclassification in connection with a merger, consolidation or other business combination in which the Corporation is the continuing entity (any such corporate event, an “Event”), then in each instance the Conversion Rate shall be adjusted such that the number of shares issued upon conversion of one share of Series A Preferred Stock will equal the number of shares of Common Stock that would otherwise be issued but for such Event.

(h)          Upon the occurrence of each adjustment or readjustment of the Conversion Rate pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and cause its principal financial officer to verify such computation and prepare and furnish to each Holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and setting forth in reasonable detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any Holder of Series A Preferred Stock, furnish or cause to be furnished to such Holder a like certificate setting forth (i) such adjustments and readjustments; (ii) the Conversion Rate in effect at such time for the Series A Preferred Stock; and (iii) the number of shares of Common Stock and the amount, if any, of other property that at such time would be received upon the conversion of the Series A Preferred Stock.

(i)          In the event any record date is fixed for the purpose of (i) determining the holders of any class or series of stock or other securities who are entitled to receive any dividend or other distribution or (ii) to effect a Liquidation, the Corporation shall mail to each Holder of Series A Preferred Stock at least thirty (30) days prior to the record date set forth therein a notice setting forth (A) such record date and a description of such dividend or distribution; or (B) (1) the date on which any such recapitalization, reorganization, merger, consolidation, disposition, dissolution, liquidation or winding up is expected to become effective; and (2) the time, if any is to be fixed, as to when the Holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common appears on the records of the stock transfer agent for the Series A Preferred Stock, if any, or, if none, of the Corporation a certificate or certificates for the number of whole shares of Common Stock issuable upon such conversion in accordance with the provisions hereof.

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All outstanding shares of Series A Preferred Stock shall, on the Forced Conversion Date, be converted into Common Stock for all purposes, notwithstanding the failure of any Holder or Holders thereof to surrender any certificate representing such shares on or prior to such date. On and after the Forced Conversion Date, (i) no share of Series A Preferred Stock shall be deemed to be outstanding or be transferable on the books of the Corporation or the stock transfer agent, if any, for the Series A Preferred Stock, and (ii) each Holder of Series A Preferred Stock, as such, shall not be entitled to receive any dividends or other distributions, to receive notices or to vote such shares or to exercise or to enjoy any other powers, preferences or rights in respect thereof, other than the right, upon surrender of the certificate or certificates representing such shares, to receive a certificate or certificates for the number of shares of Common Stock into which such shares shall have been converted. On the Forced Conversion Date, all such shares shall be retired and canceled and shall not be reissued.

5.            Redemption.

(a)          All outstanding shares of Series A Preferred Stock shall be redeemed by the Corporation on the fourth anniversary of the issuance of such shares (the “Redemption Date”) at a price equal to $2.25 per share, plus any dividends declared and accrued but unpaid thereon (the “Redemption Price”), in one (1) installment payable not more than sixty (60) days after receipt by the Corporation of the shares of Series A Preferred Stock being redeemed. The Corporation shall apply all of its assets to any such redemption, and to no other corporate purpose, except to the extent prohibited by Nevada law governing distributions to stockholders. If on the Redemption Date the law governing distributions to stockholders prevents the Corporation from redeeming all shares of Series A Preferred Stock to be redeemed, the Corporation shall ratably redeem the maximum number of shares that it may redeem consistent with such law, and shall redeem the remaining shares as soon as it may lawfully do so under such law.

(b)          At any time during the one (1) year period immediately preceding the Redemption Date, and at no time prior to such period, the Corporation may redeem shares of Series A Preferred Stock at a price equal to $2.3625 per share.

(c)          The Corporation shall send written notice of the optional or mandatory redemption (the “Redemption Notice”) to each holder of record of Series A Preferred Stock not less than forty (40) days prior to each Redemption Date. Each Redemption Notice shall state:

(i)          the number of shares of Series A Preferred Stock held by the holder that the Corporation shall redeem on the Redemption Date specified in the Redemption Notice;

(ii)         the Redemption Date and the Redemption Price;

(iii)       the date upon which the holder’s right to convert such shares terminates (as determined in accordance with Subsection 4(a)): and

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(iv)        stock (or other securities) for securities or other property deliverable upon such recapitalization, reorganization, merger, consolidation, disposition, dissolution, liquidation or winding up.

(d)          The converting Holder shall pay any and all issue and other non-income taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series A Preferred Stock.

(e)          The Corporation will not, by amendment of its certificate of incorporation, as amended from time to time, or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Section 4 by the Corporation, but will at all times in good faith assist in carrying out of all the provision of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the Holders against impairment.

6.             Mandatory Conversion of Series A Preferred Stock.

(a)          Upon the Common Stock of the Corporation publicly trading at a per share price on a weighted average over twenty trading days at a market capitalization of at least $100 million, the Series A Preferred Stock will automatically be converted into the number of shares of Common Stock into which such shares of Series A Preferred Stock would be converted on the date of such occurrence (the “Forced Conversion Date”), in accordance with Section 4 hereof.

(b)          No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series A Preferred Stock. In lieu of any fractional share to which the Holder would otherwise be entitled but for the provisions of this Section 5(b), based on the number of shares of Series A Preferred Stock held by such Holder, the Corporation shall issue a number of shares to such Holder rounded up to the nearest whole number of shares of Common Stock. No cash shall be paid to any Holder of Series A Preferred Stock by the Corporation upon conversion of Series A Preferred Stock by such Holder.

(c)          The Corporation shall give to each Holder of record of Series A Preferred Stock written notice of mandatory conversion at least ten (10) business days prior to the Forced Conversion Date, setting forth therein (i) the number of shares of Common Stock into which such Holder’s shares of Series A Preferred Stock are to be converted based on such Conversion Rate; (ii) that the conversion is to be effective on the Forced Conversion Date; (iii) the address of the place or places at which the certificate or certificates representing such Holder’s shares of Series A Preferred Stock are to be surrendered; and (iv) whether the certificate or certificates to be surrendered are required to be endorsed for transfer or accompanied by a duly executed stock power or other appropriate instrument of assignment and, if so, the form of such endorsement or power or other instrument of assignment. Such notice shall be sent by first class mail, postage prepaid, to each Holder of record of Series A Preferred Stock at such Holder’s address as it appears on the records of the stock transfer agent for the Series A Preferred Stock, if any, or, if none, of the Corporation. On or before the Forced Conversion Date, each Holder of Series A Preferred Stock shall surrender the certificate or certificates representing all such Holder’s shares, duly endorsed for transfer or accompanied by a duly executed stock power or other instrument of assignment, if the notice so provides, to the Corporation at any place set forth in such notice or, if no such place is so set forth, at the principal executive offices of the Corporation. As soon as practicable after the Forced Conversion Date and the surrender of the certificate or certificates representing shares of Series A Preferred Stock, the Corporation shall issue and deliver to each such Holder, or its nominee, at such Holder’s address as it appears on the records of the stock transfer agent for the Series A Preferred Stock, if any, or , if none, of the Corporation a certificate or certificates for the number of whole shares of Common Stock issuable upon such conversion in accordance with the provisions hereof.

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(d)          On or before the applicable Redemption Date, each holder of shares of Series A Preferred Stock to be redeemed on such Redemption Date, unless such holder has exercised his, her or its right to convert such shares as provided in Section 4, shall, if a holder of shares in certificated form, surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. In the event less than all of the shares of Series A Preferred Stock represented by a certificate are redeemed, a new certificate, instrument, or book entry representing the unredeemed shares of Series A Preferred Stock shall promptly be issued to such holder.

(e)          If the Redemption Notice shall have been duly given, and if on the applicable Redemption Date the Redemption Price payable upon redemption of the shares of Series A Preferred Stock to be redeemed on such Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then notwithstanding that any certificates evidencing any of the shares of Series A Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Series A Preferred Stock shall cease to accrue after such Redemption Date and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the Redemption Price without interest upon surrender of any such certificate or certificates therefor.

(f)          Any shares of Series A Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Series A Preferred Stock following redemption.

(g)          Any of the rights, powers, preferences and other terms of the Series A Preferred Stock set forth herein may be waived on behalf of all holders of Series A Preferred Stock by the affirmative written consent or vote of the holders of at least two-thirds of the shares of Series A Preferred Stock then outstanding.

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(h)          Any notice required or permitted to be given to a holder of shares of Series A Preferred Stock shall be mailed, by first class mail, postage prepaid, to such Holder at such Holder’s address as it appears on the records of the stock transfer agent for the Series A Preferred Stock, if any, or, if none, of the Corporation.

(i)          Commencing one year following the issuance of Series A Preferred Stock, the Corporation shall establish and contribute to a reserve of funds on not less than a quarterly basis an amount that shall cumulatively be sufficient to pay any amounts due for the redemption of Series A Preferred Stock required under this section 6. Quarterly contributions to the reserve shall not be less than one-twelfth (1/12) of the total amount needed to pay for the redemption of all of the Series A Preferred Stock then outstanding.

7.           Voting. Except as otherwise expressly provided herein or as required by the law, the Holders of Serics A Preferred Stock and the holders of Common Stock shall vote together and not as separate classes. The Holders of Series A Preferred Stock shall be entitled to vote with the common stock as if their shares were converted into shares of Common Stock. The Holders of shares of the Series A Preferred shall be entitled to vote on all matters on which the Common Stock shall be entitled to vote. The Holders shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation.

8.           Amount of Noncash Dividends, Distributions or Consideration. Whenever a dividend or distribution provided for in Section 2 or 3 hereof (except as otherwise provided therein with respect to the payment of dividends in shares of Common Stock) is to be made in, or any consideration received or paid by the Corporation consists of securities or other property, other than cash, the amount of such dividend, distribution or consideration shall be the fair market value of such securities or other property as determined in good faith by the board of directors.

FIFTH:         The business and affairs of the Corporation shall be managed by or under the direction of the board of directors, and the directors need not be elected by written ballot unless required by the bylaws of the Corporation.

SIXTH:        In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the board of directors is expressly empowered to adopt, amend or repeal the bylaws of the Corporation.

SEVENTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of this provision shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

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EIGHTH:    This Corporation is authorized to indemnify the directors and officers of this Corporation to the fullest extent permissible under Delaware law.

NINTH:       The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware, and all rights conferred upon stockholders are granted subject to this reservation.

TENTH:       The name and mailing address of the sole incorporator is as follows:

John C. Loeffler II

16074 N. 78th Street, B-104

Scottsdale, AZ 85260

I, THE UNDERSIGNED, being the incorporator, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate of Incorporation, and, accordingly, have hereto set my hand this 7th day of June, 2018.

/s/ John C. Loeffler II
John C. Loeffler II, Incorporator

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